EXHIBIT 99.1

Signet Jewelers Ltd (NYSE and LSE: SIG)	Embargoed until 7.00 a.m. (EDT) October 28, 2010

SIGNET TO PREPAY PRIVATE PLACEMENT NOTES AND AMENDS BORROWING AGREEMENT

Hamilton, Bermuda, October 28, 2010 - Signet Jewelers Ltd (“Signet”), the world’s largest specialty retail jeweler, today announced that it intends to prepay the $229.1 million aggregate principal amount of private placement notes (the “Notes”) outstanding under its 2013 to 2018 US Private Placement Note Term Series Agreement dated as of March 30, 2006, as amended (the “Note Agreement”).  In addition, Signet and its lenders have amended their $300 million unsecured multi-currency five year revolving credit facility agreement dated as of June 26, 2008, as amended (the “Facility Agreement”).

Under the Note Agreement, Signet yesterday sent notice to the Note holders that all of the Notes would be prepaid on November 26, 2010 (the “Prepayment Date”).  This will result in a reduction in interest expense of $101.7 million over the remaining term of the Notes.  The prepayment requires the payment of all accrued interest up to the Prepayment Date, plus a premium as determined by the ‘Make Whole’ provision contained in the Note Agreement.  The ‘Make Whole’ premium will be determined on November 23, 2010, is dependent on medium term US Treasury yields, and is expected to be about $47 million.  This payment will be reflected in Signet’s results for the fourth quarter of Fiscal 2011, ending January 29, 2011 (“Fiscal 2011”) and is anticipated to have a net $0.32 adverse impact on diluted earnings per share.  The impact on earnings in Fiscal 2011 includes a $0.02 benefit from the elimination of the interest expense on the Notes from November 26, 2010 due to their prepayment.  In Fiscal 2012 this is estimated to benefit diluted earnings per share by $0.13.

The material amendments to the Facility Agreement eliminate the obligation to reduce the amount of the facility by 60% of any reduction in net debt from the prior year end, revises the fixed charge cover covenant as defined in the agreement to 1.55:1 for the remaining duration of the agreement, deletes the annual limit on capital expenditure, increases the aggregate cost of acquisitions in any fiscal year to $50.0 million and removes any restrictions on payment of dividends or share repurchases.  At October 27, 2010 the facility was undrawn.

Ron Ristau, Chief Financial Officer of Signet, commented: “There is a clear benefit to shareholders from prepaying the Notes and amending the Facility Agreement.  As a result, we reduce interest expense and further improve our financial and operating flexibility.  These actions again demonstrate the competitive advantages of our strong balance sheet and significant cash flow generation.”

Enquiries:	Ron Ristau, CFO, Signet Jewelers	+1 441 296 5872
	Tim Jackson, Investor Relations Director	+1 441 296 5872

Signet is the world’s largest specialty retail jeweler and operated 1,893 stores at July 31, 2010; these included 1,345 stores in the US, where it trades as “Kay Jewelers,” “Jared The Galleria Of Jewelry” and under a number of regional names.  At that date Signet also operated 548 stores in the UK division, where it trades as “H.Samuel,” “Ernest Jones”
and “Leslie Davis.”  Further information on Signet is available at www.signetjewelers.com.  See also www.kay.com, www.jared.com, www.hsamuel.co.uk and www.ernestjones.co.uk.

INVESTOR RELATIONS PROGRAM DETAILS

Third Quarter Results
The third quarter results for 13 weeks to October 30, 2010 are expected to be announced at 7.30 a.m. EST (12.30 p.m. GMT) on Tuesday, November 23, 2010.

Third Quarter Results Conference Call

There will be a conference call on Tuesday November 23, 2010 at 8.30 a.m. EST (1.30 p.m. GMT and 5.30 a.m. Pacific Time) and a simultaneous audio webcast and slide presentation available at www.signetjewelers.com.  The slides will be available to be downloaded from the website ahead of the conference call.  To help ensure the conference call begins in a timely manner, all participants should dial in 5 to 10 minutes prior to the scheduled start time.  The call details are:

US dial-in:	+1 212 444 0896
European dial-in:	+44 (0)20 7138 0845

US replay until November 25:	+1 347 366 9565	Access code: 9045681#
European replay until November 25:	+44 (0)20 7111 1244	Access code: 9045681#

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements, based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this release and include statements regarding, among other things, our results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates.  The use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements.  These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to consumer credit, seasonality of Signet’s business, and financial market risks.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially, see the “Risk Factors” section of Signet’s Fiscal 2010 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 30, 2010.  Actual results may differ materially from those anticipated in such forward-looking statements.  Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.